Filed pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration No. 333-169311
June 8, 2011

MARKETED OFFERING OF UNITS

Issuer:	Tekmira Pharmaceuticals Corporation ("Tekmira" or the “Company”).
Offering:	Units of the Company (the “Units”). Each Unit will consist of one common share in the capital of the Company (a “Common Share”) and a portion of a Common Share purchase warrant.
Offering Price:	To be determined in the context of the market.
Amount:	Approximately CAD$5,000,000.
Type of Offering:
Public offering made in accordance with National Instrument 44-101 Short Form Prospectus Distributions and National Instrument 44-102 Shelf Distributions and the Multijurisdictional Disclosure System adopted by the United States and Canada.

Use of Proceeds:	The Company intends to use the net proceeds of the Offering for general corporate purposes, ongoing research and development programs, and working capital requirements.
Listing:
The Common Shares of the Company currently trade on the TSX under the symbol "TKM" and the Nasdaq Capital Market under the symbol “TKMR”. Closing is conditional upon the Common Shares forming part of the Units and the Common Shares issuable upon exercise of the Warrants forming part of the Units being approved for listing on the TSX and Nasdaq subject only to the customary listing conditions.

Eligibility:	Eligible under the usual statutes and for TFSAs, RRSPs, RRIFs, RESPs and DPSPs.
Jurisdictions:
The Offering will be made in all of the provinces of Canada, except Quebec, the United States, and those jurisdictions outside of Canada and outside of the United States as may be agreed to by the Company and Versant.

Agent:
The Company has engaged Versant Partners Inc. to act as its placement agent in connection with the Offering in Canada and jurisdictions outside of Canada and the United States.  There is no placement agent for the Offering in the United States.

Closing Date:	On or about Wednesday, June 15, 2011.

THE OFFERING IS BEING MADE CONCURRENTLY IN CANADA UNDER THE TERMS OF A SHORT FORM PROSPECTUS AND IN THE UNITED STATES UNDER THE TERMS OF A REGISTRATION STATEMENT ON FORM F-10 FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SECURITIES REGULATORY AUTHORITIES FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING SEDAR AT www.sedar.com OR EDGAR AT www.sec.gov/edgar.shtml. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING THE COMPANY AT (604) 419-3200.